EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Organization
National Bank of Commerce of Birmingham NBC Securities, Inc. NBC Investments, Inc. NBC Joint Ventures, Inc.	National Bank Alabama Nevada Alabama

Bank of Dadeville Ashland Insurance, Inc. TBD Investments, Inc.	Alabama Alabama Nevada

Alabama Exchange Bank Tuskegee Loan Company, Inc. AEB Investments, Inc.	Alabama Alabama Nevada

First Gulf Bank	Alabama

First Citizens Bank Clay County Finance Company, Inc. FCB Investments, Inc.	Alabama Alabama Nevada

First American Bank Corporate Billing, Inc. FAB Investments, Inc. ANB Insurance Services, Inc. Bill Eyerly Insurance, Inc.	Alabama Alabama Alabama Alabama Florida

Citizens & Peoples Bank, National Association	National Bank

Public Bank.	Florida

Georgia State Bank	Georgia
GEO Investments, Inc.	Nevada

Community Bank of Naples, National Association. CBN Investments, Inc.	National Bank Nevada

Peoples State Bank of Groveland	Florida

Millennium Bank	Florida

Alabama National Statutory Trust I	Connecticut

Alabama National Statutory Trust II	Connecticut

Alabama National Statutory Trust III	Connecticut